UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 7, 2010

Dell Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-17017	74-2487834
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Dell Way, Round Rock, Texas 78682
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (800) 289-3355

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 – Regulation FD Disclosure.
Dell Inc. (“Dell”) intends to offer a benchmark amount of notes (collectively, the “Notes”). Dell expects to use the net proceeds from the sale of the Notes for general corporate purposes. General corporate purposes may include, among other things, repurchase of Dell’s common stock, investments, additions to working capital, capital expenditures, advancements to or investments in Dell’s subsidiaries and acquisitions of companies and assets. The maturities and final terms of the Notes will be established at the pricing of the offering and the amounts, maturities, series and other terms of the Notes may vary from those that Dell initially offers.
Dell will offer the Notes pursuant to a prospectus relating to a shelf registration statement that was previously filed and became effective.
The prospectus and this report shall not constitute an offer to sell or a solicitation of an offer to purchase, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.
The offering will be made only by means of a prospectus and related prospectus supplement. Copies of the preliminary prospectus supplement and the accompanying prospectus may be obtained from Barclays Capital Inc., c/o Broadridge Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717 (or by phone at 1-888-603-5847 or by e-mail at barclaysprospectus@broadridge.com). An electronic copy of the preliminary prospectus supplement, together with the prospectus, is also available on the Securities and Exchange Commission’s website at www.sec.gov.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELL INC.
Date: September 7, 2010	By:	/s/ Janet B. Wright
Janet B. Wright
Vice President and Assistant Secretary (Duly authorized officer)